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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Kindred Healthcare, Inc. (formerly Vencor, Inc.) on Form S-8 pertaining to the Kindred Healthcare, Inc. 2001 Stock Option Plan and the Kindred Healthcare, Inc. 2001 Stock Option Plan for Non-Employee Directors of our report dated April 13, 1999, with respect to the December 31, 1998 Balance Sheets and Statements of Operations, Shareholders' Equity and Cash Flows for the year ended December 31, 1998 and corresponding financial statement schedule of Vencor, Inc., included in Vencor, Inc.'s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2001.


/s/ Ernst & Young LLP

Louisville, Kentucky
May 29, 2001